UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	October 9, 2009

SeraCare Life Sciences, Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	1-34105	33-0056054
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

37 Birch Street, Milford, Massachusetts		01757
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	(508) 244-6400

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 1.02 Termination of a Material Definitive Agreement.

On October 9, 2009, SeraCare Life Sciences, Inc. (the "Company") provided written notice of termination to the Administrative Agent under the Credit and Security Agreement, dated as of June 4, 2007 (the "Credit and Security Agreement"), between the Company and GE Capital (formerly Merrill Lynch Capital), as lender and administrative agent (the "Administrative Agent"), to terminate the Credit and Security Agreement effective October 9, 2009.

Pursuant to the terms and conditions of the Credit and Security Agreement, GE Capital made available to the Company a $10.0 million revolving loan facility which was to expire on June 4, 2010. Obligations under the Credit and Security Agreement were secured by substantially all the assets of the Company excluding the Company’s real property located at its facility in West Bridgewater, Massachusetts.

The Company terminated the Credit and Security Agreement, which was paid in full as of September 30, 2009, immediately before entering into a purchase and sale agreement for the sale of the Company’s facility in West Bridgewater, Massachusetts as described under Item 8.01 below. The Company has not incurred and does not anticipate incurring any material early termination penalties in connection with the termination of the Credit and Security Agreement.

Item 8.01 Other Events.

On October 9, 2009, the Company entered into a purchase and sale agreement pursuant to which the Company will sell its West Bridgewater, Massachusetts facility. The company has been actively marketing this facility for sale since 2008 when the Company completed the transition of its corporate headquarters from the facility in West Bridgewater into a cutting-edge research and manufacturing facility in Milford, Massachusetts.

The West Bridgewater facility is being sold for $1.35 million, and the sale is expected to close in December 2009. The West Bridgewater facility is subject to an outstanding mortgage note of $1.2 million as of October 1, 2009.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SeraCare Life Sciences, Inc.

October 13, 2009	By:	/s/ Gregory A. Gould

Name: Gregory A. Gould
Title: Chief Financial Officer, Secretary and Treasurer